EXHIBIT 3.1

State of Delaware Secretary of State Division of Corporations Delivered 02:27 PM 05/20/2005 FILED 02:27 PM 05/20/2005 SRV 050418872 -3035120 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PREMCOR INC.

Under Section 242 of the

Delaware General Corporation Law

It is hereby certified that:

1.	The name of the corporation (hereinafter called the “Corporation”) is Premcor Inc.

2.	The Amended and Restated Certificate of Incorporation is hereby amended to amend the first paragraph of Section 4 to read in its entirety as follows in order to increase the authorized number of shares of common stock:

“4. The total number of shares of capital stock which the Corporation shall have the authority to issue is 305,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock).”

3.	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed as of the 20th day of May, 2005.

/s/ Michael D Gayda
Name:	Michael D Gayda
Title:	Secretary

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PREMCOR INC.

The original Certificate of Incorporation of Premcor Inc. was filed with the Secretary of State of the State of Delaware on April 27, 1999. This Amended and Restated Certificate of Incorporation, which further amends and restates the original Certificate of Incorporation as heretofore amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

1. The name of the corporation is Premcor Inc. (the “Corporation”).

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is to have perpetual existence.

4. The total number of shares of capital stock which the Corporation shall have the authority to issue is 305,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock).

A. Preferred Stock.

1. Issuance. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more classes, to establish the number of shares to be included in each such class, and to fix the designations, powers, preferences and rights of the shares of each such class, and any qualifications, limitations or restrictions thereof.

B. Common Stock.

1. Dividends. Subject to the preferential rights, if any, of the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

2. Voting Rights. At every annual or special meeting of stockholders of the Corporation, every share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation; provided that the holders of Common Stock shall have no voting rights with respect to matters reserved (by law or by agreement with the Corporation) solely for any other class of capital stock.

3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to holders of Common Stock ratably in proportion to the number of shares held by each such stockholder.

5. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, repeal and amend the By-laws of the Corporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal Section 2.3, 2.7, 3.2, 3.3 or 8.1 of the By-laws or to adopt any provision inconsistent therewith or with Article Five, Six, Eight or Eleven of this Amended and Restated Certificate of Incorporation.

6. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its Board of Directors and stockholders:

A. Except as otherwise fixed pursuant to Article Four of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any one or more series of Preferred Stock issued by the Corporation acting separately as one or more series to elect, under specified circumstances, directors at an annual or special meeting of stockholders, the number of directors of the Corporation shall consist of not less than five (5) members, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors. A director need not be a stockholder.

B. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or together as series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

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The directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least 75 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

7. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article Five, Six, Eight or Eleven or to adopt any provision inconsistent therewith.

9. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Article Nine by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article Nine at the time of such repeal or modification.

10. Holders of capital stock shall not have pre-emptive rights to subscribe for any new or increased shares of capital stock of the Corporation.

11. Any action required or permitted to be taken by the holders of Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board of Directors or the Chief Executive Officer and shall be called by the Secretary at the direction of a majority of the Board of Directors.

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